================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            PRECISION DRILLING TRUST
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     ALBERTA, CANADA                                     NOT APPLICABLE
--------------------------------------------------------------------------------
State or other jurisdiction                             (I.R.S. Employer
     of organization)                                   Identification No.)


4200, 150 - 6TH AVENUE S.W.
CALGARY, ALBERTA                                             T2P 3Y7
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class              Name of each exchange on which
           to be so registered              each class is to be registered

              TRUST UNITS                      NEW YORK STOCK EXCHANGE


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act: NONE.

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

           This registration statement relates to the registration with the Securities and Exchange Commission (the "COMMISSION") of trust units (the "TRUST UNITS") of Precision Drilling Trust, an unincorporated investment trust established under the laws of the Province of Alberta, Canada. (the "TRUST" or the "REGISTRANT"). This registration statement is filed with the Commission in connection with the listing of the Trust Units on the New York Stock Exchange, inc. (the "NYSE"). The Registrant expects trading of its Trust Units to begin on the NYSE on November 7, 2005.

           Pursuant to the Registrant's Declaration of Trust, dated September 22, 2005, a copy of which has been filed as an exhibit hereto, an unlimited number of Trust units may be created and issued. There will be not more than 127,746,636 Trust Units to be issued on completion of the arrangement on Monday, November 7, 2005. All Trust Units shall rank among themselves equally and rateably without discrimination, preference or priority. Each Trust Unit entitles the holder or holders thereof (the "UNITHOLDERS") to one vote at any meeting of the Unitholders and represents an equal undivided beneficial interest in any distribution from the Trust (whether of income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. Each Trust Unit is transferable, and is redeemable at any time on demand by the holders thereof. There are no conversion or pre-emptive rights attaching to the Trust Units.

           No Unitholder will be subject to any liability in connection with the Trust or its obligations and affairs and, in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of the Trust's assets. The Trust will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of such Unitholder not having such limited liability. Personal liability may however arise in respect of claims against the Trust that do not arise under contracts, including claims in tort, claims for taxes, and possibly other statutory liabilities.

           Trust Units may be created, issued, sold and delivered on such terms and conditions and at such times as the Trustees may determine. The Trust may from time to time purchase for cancellation some or all of the Units in the market, by private agreement or upon any recognized stock exchange on which such Units are traded or pursuant to tenders received by the Trust, provided in each case that the Trustees have determined that such purchases are in the best interests of the Trust.

           It is in the best interest of the Unitholders that the Trust qualify as a "unit trust" and a "mutual fund trust" under the INCOME TAX ACT (Revised Statutes of Canada 1985, Chapter 1 (5th Supplement) and the INCOME TAX REGULATIONS as amended from time to time (the "TAX ACT"). Accordingly, if determined necessary or desirable by the trustees, the Trust may, from time to time, among other things, take all necessary steps to monitor the Trust and ownership of the Trust Units. If at any time the Trust or trustees become aware that the activities of the Trust and/or ownership of the Trust Units by Non-Residents (defined as non-residents of Canada within the meaning of the Tax
Act) may threaten the status of the Trust under the Tax Act, the Trust is authorized to take such action as may be necessary in the opinion of the trustees to maintain the status of the Trust as a "unit trust" or a "mutual fund trust". This includes, without limitation, the imposition of restrictions on the issuance by the Trust of Trust Units, or the transfer by any Unitholder of Trust Units to a non-resident.

           In addition to the foregoing, if determined appropriate by the Trust, the transfer agent of Trust Units may establish operating procedures for, and maintain, a reservation system which may limit the number of Trust Units that non-residents may hold, and may limit the transfer of the legal or beneficial interest in any Trust Units to non-Residents unless selected through a process determined appropriate by the Trust. Such operating procedures may, among other things, provide that any transfer of a legal or beneficial interest in any Trust Units contrary to the provisions of such reservation system may not be recognized by the Trust.

           The Unitholders may vote by Special Resolution to terminate the Trust at any meeting of the Unitholders duly called for that purpose, following which the Trustees shall commence to wind-up the affairs of the Trust, and shall thereafter be restricted to only such activities.


ITEM 2.    EXHIBITS.

           The following exhibits are filed as part of this Registration Statement on Form 8-A:

--------------------------------------------------------------------------------
Exhibit No.           Description
--------------------------------------------------------------------------------
     1                Declaration of Trust, Precision Drilling Trust

                                   SIGNATURES


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated:   November 4, 2005

                                            PRECISION DRILLING TRUST



                                            By: /s/ Robert J.S. Gibson
                                                ------------------------------
                                                Name:  Robert J.S. Gibson
                                                Title: Trustee



                                            By: /s/ Patrick M. Murray
                                                ------------------------------
                                                Name:  Patrick M. Murray
                                                Title: Trustee


                                            By: /s/ H. Garth Wiggins
                                                ------------------------------
                                                Name:  H. Garth Wiggins
                                                Title: Trustee